Exhibit 10.47

AMENDMENT 2012-III

IGT PROFIT SHARING PLAN

WHEREAS, International Game Technology, a Nevada corporation (the “Company”), maintains the IGT Profit Sharing Plan, as amended (the “Plan”);

WHEREAS, it is desirable to amend the Plan to incorporate an automatic enrollment safe harbor feature as prescribed under Section 401(k) of the Internal Revenue Code and related Treasury Regulations; and

WHEREAS, the Company has the right to amend the Plan.

NOW, THEREFORE, the Plan is amended, effective January 1, 2013, as follows:

1.                    Section 2.2 of the Plan is amended to read as follows:

“(a)            Participation of a Participant shall commence as of the appropriate date specified in Section 2.1 or 2.3, as applicable, and shall continue during the Participant’s Employment with the Company and until the occurrence of a Break in Employment or until the Participant is no longer an Eligible Employee.

An Eligible Employee on Approved Absence shall not become a Participant until the end of his Approved Absence; but a Participant who is on Approved Absence shall continue as a Participant during the period of his Approved Absence.

Notwithstanding any other provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Sections 414(u)  and 401(a)(37) of the Code, provided, however, that benefit accruals described in Section 414(u)(9) of the Code shall not apply.

(b)               Automatic Enrollment for Eligible Employees.

(1)            Automatic Enrollment for New Eligible Employees.  Effective January 1, 2013, for purposes of applying this Section 2.2, an Eligible Employee hired on or after January 1, 2013 shall be provided the notice described in Section 2.2(b)(3) regarding automatic enrollment.  Each such Eligible Employee shall be deemed to have elected to become a Participant and to have his Compensation reduced by the ‘Qualified Percentage’ as defined in Section 2.2(b)(4) and contributed as a Compensation Deferral contribution to his Compensation Deferral Account, and to have agreed to be bound by all the terms and conditions of the Plan, unless he makes a different election under Section 2.2(b)(3).  The Eligible Employee’s deemed election shall take effect as soon as administratively feasible following the Eligible Employee’s satisfaction of the requirements of Section 2.1(a) or Section 2.1(c), as applicable.  Unless the Eligible Employee directs the investment of his Compensation Deferral contributions to any of the investment options available to all Participants under the Plan, contributions made under this automatic participation provision shall be made to the ‘default’ Investment Fund designated by the Committee and announced to Participants in accordance with Section 3.8.

(2)            Automatic Enrollment for Current Eligible Employees Who Have Not Made an Election.  Effective January 1, 2013, in the event an Eligible Employee has neither affirmatively elected to make Compensation Deferral contributions nor has affirmatively elected not to make Compensation Deferral contributions, he will be given a notice that he will automatically commence participation as described in Section 2.2(b)(1), unless he makes an election, as described in Section 2.2(b)(3) below, within 30 days of the date of such notice.

(3)            Right to File a Different Election; Notice to Eligible Employees.  This Section 2.2(b) shall not apply to the extent an Eligible Employee files an election for a different percentage reduction of his Compensation or elects to have no Compensation reduction, or designates a different Investment Fund to receive Compensation Deferral contributions made on his behalf.  Any new Eligible Employee shall receive a statement that describes the Eligible Employee’s rights and obligations under this Section 2.2(b) (including the information in this Section 2.2(b), identification of how the Eligible Employee can file an election or make a designation as described in the preceding sentence, and the specific name and location of the person to whom any such election or designation may be filed) and how the contributions under this Section 2.2(b) will be invested.

(4)            Qualified Percentage.  The ‘Qualified Percentage’ with respect to an Eligible Employee for whom contributions are automatically made under Sections 2.2(b)(1) or (2) shall be: (i) 3% during the period beginning with the date on which the Eligible Employee’s Compensation is first reduced pursuant to Sections 2.2(b)(1) or (2) and ending on the first December 31 that is at least 12 months after the date on which such Eligible Employee’s Compensation is first so reduced; (ii) 4% during the January 1 through December 31 period following the end of the period described in clause (i); (iii) 5% during the January 1 through December 31 period following the end of the period described in clause (ii); and (iv) 6% during any January 1 through December 31 period following the end of the period described in clause (iii).

(5)            No Discrimination Testing.  The limitations on Compensation Deferrals in Section 3.6 shall not apply commencing January 1, 2013.”

2.                     Section 2.3 of the Plan is amended to read as follows:

“2.3             Reemployment.

“(a)            An Eligible Employee who has met the eligibility requirements described in Section 2.1(a) or 2.1(c), as applicable, but who incurs a Break in Employment prior to becoming a Participant and is later reemployed as an Eligible Employee shall become a Participant as soon as administratively feasible following the date of his reemployment pursuant to the rules contained in Section 2.2(b), subject to such Eligible Employee’s ability to make a different election under Section 2.2(b)(3).

 (b)            A Participant who incurs a Break in Employment and is later reemployed as an Eligible Employee shall resume participation as soon as administratively feasible following the date of his reemployment pursuant to the rules contained in Section 2.2(b), subject to such Eligible Employee’s ability to make a different election pursuant to Section 2.2(b)(3).”

3.                     The first three sentences of Section 3.2(a) of the Plan are amended to read as follows:

“The Company, subject to Section 2.2(b) and any applicable limitations contained in Articles III and IV, shall contribute to the Plan the amount of Compensation Deferrals agreed to between the Company and the Participants.  Each Participant may elect Compensation Deferrals in 1% increments and in the manner prescribed by the Committee, of up to 40% of the Participant’s Compensation.  Subject to Section 2.2(b), a Participant’s election to commence Compensation Deferrals shall be effective at the time established by the Committee, but no earlier than the first day of the first payroll period commencing after the Committee’s receipt of such election.”

4.                    A new Section 3.3(c) is added to the Plan, to read as follows:

“(c)            Notwithstanding the foregoing, effective January 1, 2013, for each Plan Year the Company shall make an Employer Matching Contribution to the Plan on behalf of each Participant in an amount equal to the sum of (1) 100% of the Compensation Deferrals made by or on behalf of such Participant to the extent that such contributions do not exceed 1% of the Participant’s Compensation, plus (2) 50% of such Compensation Deferrals made by or on behalf of such Participant that exceed 1% of the Participant’s Compensation but do not exceed 6% of the Participant’s Compensation.  The Employer Matching Contributions for any Plan Year shall be allocated to the Employer Matching Contributions Account maintained for the Participant on behalf of whom the contribution under this Section 3.3(c) was made.  Furthermore, the limitations on Employer Matching Contributions in Section 3.7 shall not apply commencing January 1, 2013.”

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this Amendment 2012-III on this _____ day of ______________, 2012.

INTERNATIONAL GAME TECHNOLOGY

By:

Title: